EXHIBIT 9.5

SmarTire Systems Inc.
13151 Vanier Place, Suite 150
Richmond, British Columbia V6V 2J1

January 19, 2007

Re:  Consent to the issuance of convertible debenture(s), shares, share purchase options and share purchase warrants

SmarTire Systems Inc. (the “Company”) proposes to issue, in the aggregate, up to $1,800,000 of 10% secured convertible debentures (the “Debentures”) which may be converted, at the option of the holder, into common shares of the Company.

Pursuant to the terms and conditions of certain securities (the “Financial Instruments”) previously issued by the Company and listed below, the Company does not have the right to issue the Debentures, secure the Debentures, issue other securities of the Company or file a registration statement on Form S-8 unless the Company has first obtained the written consent of the holders of the Financial Instruments.

In addition, the Financial Instruments contain price adjustment clause(s) that may result in the re-pricing of certain securities of the Company upon the occurrence of certain events.

To the Company’s knowledge, the following is a list of the Financial Instruments, the face amount of the Financial Instruments, and the names of the persons to whom these Financial Instruments were issued:

Date of Instrument	Financial Instrument	Amount	Held by
March 22, 2005	5% convertible preferred stock and warrants	$ 4.0 million	Cornell Capital Partners, LP (“Cornell”)
May 27, 2005	5% convertible debenture and warrants	$ 1.5 million	Cornell
Dec. 30, 2005	10% convertible debenture and warrants	$ 8.0 million	Xentennial Holdings Limited (“Xentennial”)
Dec. 30, 2005	10% convertible debenture and warrants	$ 20.0 million	Starome Investments Limited (“Starome”)
Dec. 30, 2005	10% convertible debenture and warrants	$ 2.0 million	Staraim Enterprises Limited (“Staraim”)
October 31, 2006	10% convertible debenture	$ 1.0 million	TAIB Bank
October 31, 2006	10% convertible debenture	$ 0.2 million	Certain Wealth

By executing this consent and waiver in the space provided on the signature page, below, each holder of a Financial Instrument hereby consents to the:

1.  offer, sale and issuance of the Debentures;

2.  issuance, upon conversion of the Debentures, of common shares of the company in accordance with the terms of the Debentures;

3.  issuance of up to 5.5 million shares of the Company’s common stock at market price at the time of issuance in consideration of the settlement of debt to employees of the Company and others;

4.  issuance of up to 1.2 million common shares of the Company and up to 1.8 million share purchase warrants (of which 1,000,000 will be exercisable at $0.03 per warrant and 500,000 warrants will be exercisable at $0.06 per warrant) to George O’Leary as compensation for consulting services to be rendered to the Company;

5.  issuance of up to 1,500,000 stock purchase options to employees of the Company at market price at the time of issuance;

6.  repricing of up to 6.5 million share purchase options held by employees of the Company to a price equal to the market price on the date of repricing; and

7.  execution and delivery of a Security Agreement granting to the holder(s) of certain of the Financial Instruments a security interest in substantially all of the assets of the Company securing any and all sums now or hereafter owed by the Company to the holder(s) of such Financial Instruments, and the signatory hereby waives application of any price adjustment clause contained in any Financial Instrument directly or indirectly owned by the signatory that would otherwise have had effect upon the occurrence of any one or more of the foregoing.

Yours very truly,

Cornell Capital Partners, LP /s/ Mark Angelo By: Mark Angelo Title: President and Portfolio Manager	Xentennial Holdings Limited /s/ Mark Angelo By: Mark Angelo Title: President and Portfolio Manager
Starome Investments Limited /s/ Mathew Hoffman By: Mathew Hoffman	Staraim Enterprises Limited /s/ Mark Angelo By: Mark Angelo Title: President and Portfolio Manager

TAIB Bank, B.S.C.    Certain Wealth Ltd

/s/ Larry Chaleff                             /s/ Larry Chaleff
By: Larry Chaleff               By: Larry Chaleff
Title: Authorized Person                     Title: Authorized Person